Exhibit 23.3
November 8, 2010
ArborGen Inc.
180 Westvaco Road
Summerville, South Carolina 29483
Ladies and Gentlemen:
Resource Information Systems, Inc. (RISI) hereby consents to the citation by ArborGen Inc. (“ArborGen”) of data reported by our source, RISI, Inc., and to the use of our name in the registration statement on Form S-1 of ArborGen. In giving such consent, we do not hereby admit that we come within the category of a person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.
/s/ Matt Kelly
Name: Matt Kelly
Title: Vice President of Finance